Exhibit No. EX-99.d.2.c.i

AMENDMENT NO.2

TO

SUB-ADVISORY AGREEMENT

AMENDMENT dated this 21st day of October, 2005, among THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the “Fund”), DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (“DFA”) and DFA Australia Limited, a corporation organized under the laws of South Wales (“DFA Australia”).

WHEREAS, the parties hereto are parties to a Sub-Advisory Agreement dated August 7, 1996 with respect to THE PACIFIC RIM SMALL COMPANY SERIES of the Fund; and

WHEREAS, the parties wish to amend the Sub-Advisory Agreement in the manner set forth herein below.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Name change for The Pacific Rim Small Company Series. The reference in the Sub-Advisory Agreement to The Pacific Rim Small Company Series is hereby deleted and replaced by the name “The Asia Pacific Small Company Series.”

2.	Except as set forth above, all provisions of the Sub-Advisory Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed as of the day and year first above written.

DIMENSIONAL FUND ADVISORS INC.

By:	/s/ David G. Booth
President

DFA AUSTRALIA LIMITED

By:	/s/ Rex Sinquefield
Co-Chairman/CIO

THE DFA INVESTMENT TRUST COMPANY

By:	/s/ David G. Booth
President